Exhibit 99.1

Canterbury Park Holding Corporation Announces First Quarter 2016 Financial Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--May 13, 2016--Canterbury Park Holding Corporation (NASDAQ: CPHC) (the “Company”) today announced financial results for the first quarter ended March 31, 2016.

The Company’s 2016 first quarter consolidated net revenues increased $512,273, or 5.2%, to $10,393,311, as compared to first quarter 2015 revenues of $9,881,038. All three segments posted gains. Card Casino revenues increased 4.1%, primarily due to growth in table games revenues. Food and beverage revenues increased 7.7%, and pari-mutuel revenues increased 1.8% increase.

Total operating expenses in the 2016 first quarter increased $651,586, or 7.1%, to $9,870,318 compared to $9,218,730 in the 2015 first quarter. Most of this increase is attributable to a $462,000, or 10%, increase in salary and benefit expense and a $154,000, or 17%, increase in purse expense. The increase in salary and benefit expense is, to a substantial degree, due to the 12.5% increase in Minnesota’s minimum wage from $8.00 to $9.00 per hour that took effect on August 1, 2015. The increase in purse expense is largely due to a change in calculating purse expense that is further discussed below.

For the three months ended March 31, 2016 the Company’s net income was $310,752 as compared to 2015 first quarter net income of $388,680. The Company’s diluted earnings per share in the 2016 first quarter were $.07, compared to diluted earnings per share of $.09 for the same period last year.

Additional information regarding the Company’s first quarter 2016 results is presented in the accompanying table and in our Form 10-Q report that will be filed with the Securities and Exchange Commission on May 16, 2016.

Management Comments

Randy Sampson, Canterbury Park’s President and Chief Executive Officer, commented: “We were pleased with the Company’s improved revenues in the 2016 first quarter compared to the 2015 first quarter. Along with solid increases in our Card Casino and Food and Beverage segments, we were encouraged by the modest increase in our simulcast revenues. Our goal to leverage this revenue growth into quarter-over-quarter bottom line growth was, unfortunately, undermined by two factors. The first was the $1.00 per hour increase in Minnesota’s minimum wage on August 1, 2015 that, along with staffing increases to support our catering and events growth initiatives were the main factors in the $462,000 increase in our salary and benefit expense in the first quarter. While this minimum wage increase will continue to present challenges when a further $.50 per hour increase takes effect August 1, 2016, we remain committed to finding ways to mitigate the impact of these increases without diminishing the quality of our services or the loyalty of our customers. The second factor adversely affecting our first quarter results was the $154,000 increase in our purse expense that was due to a change in the statutory formula by which our purse expense is determined. Pursuant to legislation that took effect January 1, purse accruals are now determined based on a single rate, rather than the variable rate depending on the time of the year that was previously in effect. This change will cause our purse expense to be higher in the first and fourth quarters and lower in the second and third quarters when compared to payments calculated under the previous statutory structure. However, the change is not expected to have any material impact on our purse expense on an annual basis.”

Mr. Sampson added: “We are excited about prospects for our live meet that begins May 20. With support from our Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community, we anticipate offering the highest quality and most competitive live race meet in the history of Canterbury Park. Adding to our excitement is our decision to reduce the takeout on wagers made on our live races to the lowest level at any racetrack in the U.S. in order to increase the amount paid to winning horseplayers. Over the years we have earned the reputation of being one of the most horsemen-friendly racetracks in the country. By this move we seek to also become known as one of the most horseplayer-friendly racetracks. While the take-out reduction will decrease our revenue as a percentage of on-track handle, we anticipate that this bold move will draw the attention of serious horse-players both locally and throughout the country to our improving racing product and will result in a significant increase in wagering handle for our live race meet.“

Use of Non-GAAP Financial Measures:

To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2016 live race meet begins on May 20th and ends September 17th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months
	Ended	Ended
	March 31, 2016	March 31, 2015

Operating Revenues, (net)	$10,393,311	$9,881,038

Operating Expenses	$9,870,318	$9,218,730

Non-Operating Income, net	$945	$616

Income Before Income Taxes	$523,938	$662,924

Income Tax Expense	$(213,186)	$(274,242)

Net Income	$310,752	$388,680

Basic Net Income Per Common Share	$.07	$0.09

Diluted Net Income Per Common Share	$.07	$0.09

RECONCILIATION OF NET INCOME TO EBITDA

	Three Months	Three Months
	Ended	Ended
	March 31, 2016	March 31, 2015

Net income	$310,752	$388,682

Interest income, net of interest expense	(945)	(616)

Income tax expense	213,186	274,242

Depreciation	576,480	564,105

EBITDA	$1,099,473	$1,236,413

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223